Contact:  James D. Ferguson
                 President and Chief Executive Officer
                 (864) 288-8877, ext. 212

SPAN-AMERICA REPORTS RESULTS FOR SECOND QUARTER OF FISCAL 2003

Declares Quarterly Dividend

GREENVILLE, S.C. (April 23, 2003) Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported results for the second quarter of fiscal 2003 ended March 29, 2003.

The Board also declared a regular quarterly dividend of $0.035 per share to be paid on June 5, 2003, to shareholders of record on May 15, 2003.

“Sales in the second quarter of fiscal 2003 were up 43% to $10.84 million while earnings declined 51% to $226,000, or $0.09 per diluted share, compared with the second quarter of fiscal 2002,” stated Jim Ferguson, president and chief executive officer of Span-America Medical Systems. “We experienced solid growth in sales across business lines yet our earnings performance was affected by higher raw material costs, increased professional fees, and expenses related to the introduction of the new Secure I.V. product line. Earnings in the second quarter of last year also included a $0.02 per share one-time gain on stock received from the demutualization of Prudential Insurance Company.

“We are pleased with the strong sales growth during the second quarter, but our earnings performance was disappointing. Higher foam costs and a less profitable product mix were the biggest factors affecting our second quarter earnings. We have increased sales prices in many areas of the business, and we expect to see the benefit of the price increases over the next several months. In addition, we have made several improvements in our manufacturing process to lower labor costs in our custom products business. We will continue to work on manufacturing efficiency improvements to enhance Span-America’s future profitability,” continued Mr. Ferguson.

Second Quarter Results

Sales increased by $3.3 million (43%) to $10.84 million in the second quarter compared with $7.56 million in the second quarter of fiscal 2002. Within the business segments, medical sales were up 8% to $5.1 million and custom products sales were up 103% to $5.7 million compared with the same quarter last year.

Medical sales benefited from continued demand for mattress products that grew 28% in the second quarter. The primary contributors to second quarter medical sales growth were the PressureGuard® APM2® and Easy Air® mattresses, and to a lesser extent the Geo-Mattress® product line. Span-Aids® patient positioners were up by 3% while sales of mattress overlays and seating products were down by 15% and 7%, respectively. The decline in overlay sales reflects a continuing trend of customers switching to replacement mattresses from mattress overlays.

“The October 2002 cut in Medicare reimbursement has had little effect on our medical product sales,” stated Mr. Ferguson. “Our mattresses deliver excellent value and clinical results at competitive prices. We believe our medical products are well positioned to succeed in this cost conscious market environment.”

Custom products sales rose 103% to $5.7 million compared with $2.8 million in the second quarter last year. Within the segment, consumer sales increased 133% and industrial sales grew by 13%. The large increase in consumer sales came mostly from new pad and pillow business with Wal-Mart, which was sold through Span-America’s marketing partner, Louisville Bedding Company. Sales of industrial products increased by 13% during the second quarter with growth evenly divided between new business and higher sales to existing customers.

Earnings for the quarter declined 51% to $226,000, or $0.09 a diluted share, compared with $462,000, or $0.18 a diluted share, in the same quarter last year. There were a number of reasons for the decline in second quarter earnings compared with the prior year. Raw material costs increased during the quarter due to higher prices on foam (our largest volume raw material). Product mix for the quarter was less profitable due to the increased sales of consumer pad and pillow business during the second quarter. Administrative expenses were unusually high in the second quarter due to higher professional fees related to the amendment and restatement of the Company’s shareholder rights plan, which was due to expire this year. Expenses associated with the plan were approximately $130,000, or $0.03 a share after taxes. Second quarter expenses related to the launch of the new Secure I.V. product line were $118,000 ($0.03 a share after taxes). The Secure I.V. line was acquired in July 2002 and is scheduled for introduction later this fiscal year. Finally, last year’s second quarter earnings included a one-time gain of $84,000, or $0.02 a share after taxes, from stock received as a result of the demutualization of Prudential Insurance Company.

Year-to-Date

For the first half of fiscal 2003, net sales increased 30% to $18.7 million compared with $14.4 million in the first half of fiscal 2002. Medical sales for the year-to-date period were up 14% to $10.4 million due mostly to growth in the mattress product lines. Sales in the custom products segment jumped 56% to $8.35 million compared with $5.35 million in the same period last year. Most of the custom products sales growth came from the consumer product line and was due to higher volume of consumer bedding products sold through Span-America’s partner, Louisville Bedding Company.

Earnings for the first half of fiscal 2003 declined 32% to $559,000, or $0.21 cents a diluted share, compared with $817,000, or $0.32 a diluted share, for the first half of fiscal 2002. The year-to-date earnings decline was due to higher raw material costs, an increase in administrative expenses related to professional fees, and a one-time gain from Prudential stock in 2002, all as noted in the 2003 second quarter results. Expenses for the first two quarters of 2003 also included approximately $217,000, or $0.05 a share after taxes, for the development and introduction of the Secure I.V. product line.

Future Outlook

“We expect sales in the medical and custom products segments to continue to increase during the remainder of fiscal 2003,” continued Mr. Ferguson. “We plan to introduce a new mattress product during the third quarter, an extension to our successful PressureGuard APM2 line. We are excited about the new product and believe it will add value to our growing medical mattress business.

“We are optimistic about the sales growth in industrial products over the past two quarters since these sales are more sensitive to economic cycles and signal a positive trend. We are very pleased with the growth in consumer product sales and expect further gains this year, although at lower growth rates than we experienced in the second quarter.

“We expect earnings for the remainder of the fiscal year to be lower than the same periods last year due to higher material costs as a result of foam price increases and higher expenses associated with the launch of the Secure I.V. product line. We plan to begin selling the Secure I.V. line in the next few months but do not anticipate that 2003 sales will offset initial development and product launch costs this fiscal year,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Span+Aids®, Isch-Dish®, and Selan® products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America’s stock is traded on The Nasdaq Stock Market’s National Market under the symbol SPAN.

Forward-Looking Statements

The Company has made forward-looking statements in this release, regarding management’s expectations for future sales and earnings performance. Management wishes to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the Company including: (a) the loss of a major distributor of the Company’s medical or custom products, (b) inability to achieve anticipated sales volumes of medical or custom products, (c) raw material cost increases, (d) changes in relationships with large customers, (e) the inability to achieve sales and cost targets for the Secure I.V. product line, (f) the impact of competitive products and pricing, (g) government reimbursement changes in the medical market, (h) FDA regulation of medical device manufacturing, and other risks referenced in the Company’s Securities and Exchange Commission filings. The Company disclaims any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. Span-America Medical Systems, Inc. is not responsible for changes made to this document by wire services or Internet services.

                                           SPAN-AMERICA MEDICAL SYSTEMS, INC.
                                            STATEMENTS OF INCOME (UNAUDITED)

                                         3 MONTHS ENDED               6 MONTHS ENDED
                            ------------------------------   -----------------------------
                            MARCH 29,     MARCH 30,           MARCH 29,    MARCH 30,
                              2003          2002      % CHG    2003         2002    % CHG
                            ---------    ---------   -----  ---------    ---------   -----

Net sales                  $ 10,839,100  $7,557,400   43%  $18,730,800  $14,448,800  30%
Cost of goods sold            8,205,600   5,007,500   64%   13,591,000    9,679,900  40%
                           ------------ -----------       ------------ ------------
Gross profit                  2,633,500   2,549,900    3%    5,139,800    4,768,900   8%
                                  24.3%       33.7%              27.4%        33.0%

Selling and marketing
   expenses                   1,584,000   1,453,500    9%    3,099,400    2,750,500  13%
Research and development
   expenses                     149,000      71,400  109%      284,400      142,100 100%
General and administrative
   expenses                     723,900     585,200   24%    1,263,400    1,091,100  16%
                           ------------ -----------       ------------ ------------
                              2,456,900   2,110,100   16%    4,647,200    3,983,700  17%

Operating income                176,600     439,800  -60%      492,600      785,200 -37%
                                   1.6%        5.8%               2.6%         5.4%

Investment income                18,400      20,900  -12%       48,400       50,600  -4%
Royalty income                  153,800     166,300   -8%      318,600      336,200  -5%
Other                               600      87,000  -99%        1,400       87,600 -98%
                           ------------ -----------       ------------ ------------
Total non-operating income      172,800     274,200  -37%      368,400      474,400 -22%

Income before income taxes      349,400     714,000  -51%      861,000    1,259,600 -32%
Income taxes                    123,000     252,000  -51%      302,000      443,000 -32%
                           ------------ -----------       ------------ ------------
Net income                    $ 226,400   $ 462,000  -51%    $ 559,000    $ 816,600 -32%
                                   2.1%        6.1%               3.0%         5.7%
                           ============ ===========       ============ ============

Net income per share of
    common stock:
  Basic                          $ 0.09      $ 0.18  -51%       $ 0.22       $ 0.32 -32%
  Diluted                          0.09        0.18  -52%         0.21         0.32 -33%

Dividends per common share      $ 0.035     $ 0.030   17%      $ 0.070      $ 0.060  17%

Weighted average shares
    outstanding
-----------------------
  Basic                       2,539,846   2,524,515    1%    2,539,358    2,520,958   1%
  Diluted                     2,644,583   2,592,129    2%    2,638,618    2,575,121   2%

Supplemental Data
-----------------
  Depreciation expense          116,400      98,100   19%      227,600      188,900  20%
  Amortization expense           18,500      22,200  -17%       35,600       50,600 -30%

======================================================================================================================

                                SPAN-AMERICA MEDICAL SYSTEMS, INC.
                                          BALANCE SHEETS

                                                           MARCH 29,         SEPTEMBER 28,
                                                             2003               2002
                                                          (UNAUDITED)          (NOTE)
                                                          -----------        -------------

Assets
Current assets:
   Cash and cash equivalents                               $ 1,734,400     $ 1,095,300
   Securities available for sale                             4,850,400       5,853,700
   Accounts receivable, net of allowances                    5,320,200       4,926,900
   Inventories                                               3,041,100       1,958,400
   Prepaid expenses and deferred income taxes                  398,200         496,200
                                                           -----------    ------------
Total current assets                                        15,344,300      14,330,500

Property and equipment, net                                  3,604,600       3,631,900
Cost in excess of fair value of net assets acquired,
   net of accumulated amortization                           1,924,100       1,924,100
Other assets                                                 2,527,400       2,019,400
                                                           -----------    ------------
                                                           $23,400,400    $ 21,905,900
                                                           ===========    ============

Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                                        $ 3,250,100     $ 1,703,000
   Accrued and sundry liabilities                            1,136,800       1,570,000
                                                           -----------    ------------
Total current liabilities                                    4,386,900       3,273,000

Deferred income taxes                                          282,000         282,000
Deferred compensation                                          943,600         957,300
Shareholders' equity
   Common stock, no par value, 20,000,000 shares
     authorized; issued and outstanding shares
     2,542,154 (2003) and 2,538,870 (2002)                     209,400         196,300
   Additional paid-in capital                                    8,500           8,500
   Retained earnings                                        17,570,000      17,188,800
                                                           -----------    ------------
Total shareholders' equity                                  17,787,900      17,393,600
                                                           -----------    ------------

                                                           $23,400,400    $ 21,905,900
                                                           ===========    ============

Note: The Balance Sheet at September 28, 2002 has been derived from the audited financial statements at that date.